Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-226822

August 31, 2018

NIO Inc.

NIO Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (1) Morgan Stanley & Co. LLC, Prospectus Department, 2nd Floor, 180 Varick Street, New York, NY, 10014, United States of America, or by calling 1-866-718-1649, or by email at prospectus@morganstanley.com; (2) Goldman, Sachs & Co., 200 West Street, New York, NY, 10282-2198, United States of America, Attention: Prospectus Department, or by calling 1-212-902-1171; (3) J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, United States of America, or by calling 1-866-803-9204; (4) BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, United States of America, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; (5) Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, United States of America, or by calling 1-800-503-4611, or by email at prospectus.cpdg@db.com; (6) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, United States of America, or by calling 1-800-831-9146; (7) Credit Suisse Securities (USA) LLC, Attention: Prospectus Department at 11 Madison Avenue, New York, NY 10010-3629, United States of America, or by calling 1-800-221-1037, or by email at newyork.prospectus@credit-suisse.com; or (8) UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY, 10019, United States of America, or by calling at 1-888-827-7275. You may also access the company’s most recent prospectus dated August 31, 2018, which is included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on August 31, 2018, or Amendment No.  2, by visiting EDGAR on the SEC website at https://www.sec.gov/Archives/edgar/data/1736541/000119312518264716/d560276df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated August 28, 2018. All references to page numbers are to page numbers in such preliminary prospectus.

(1) Pages 1, 19, 25, 82, 118, 120, 123 and 136 have been updated to replace the number of reservations and vehicles produced and delivered (as applicable on such pages) as of August 28, 2018 with numbers as of August 31, 2018 as set forth below:

As of August 31, 2018, we had delivered 1,602 ES8s and had unfulfilled reservations for 15,778 ES8s with deposits. Of these reservations, 6,201 consisted of reservations for which non-refundable RMB45,000 deposits had been made and 9,577 consisted of reservations for which only an initial fully refundable deposit of RMB5,000 had been made.

(2) The tables on pages 2 and 119 have been updated to replace the data in such tables as of August 28, 2018 with data as of August 31, 2018. The revised table updating such data is set forth below:

Reservations, Production and Delivery

We began making deliveries of our first volume manufactured vehicle, the ES8, to users on June 28, 2018. The table below sets forth certain operating data up to August 31, 2018.

	June 2018(1)	July 2018(1)	August 2018(1)
Unfulfilled reservations with non-refundable deposits (total as of the end of the period)	3,186	4,989	6,201
ES8s produced for the period	272	831	1,296
ES8s delivered for the period	100	381	1,121

Note:

Reservation data is provided as of the month end for June, July and August 2018. Deliveries for June represent deliveries for the period from June 28, 2018 (being the date we began making deliveries of the ES8 to the public) through June 30, 2018.